Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-134864

FINAL TERMS AND CONDITIONS

US$1 Billion Floating Rate 2 Year Medium-Term Notes

Issuer	American Express Credit Corporation
Ticker	AXP
Issue Ratings	Aa3/A+/A+ (Stable/Stable/Stable)
Form of Offering	SEC Registered Medium Term Note
Status:	Senior, unsecured
Issue Size	US$1 billion
Maturity	30 October 2008
Interest Rate Basis	Floating
Coupon	1 month US$ LIBOR +1 bp
Interest Reset/Payment Period	Monthly on the 30th
Interest Rate Reset Date(s)	Beginning of each Interest Payment Period
First Payment Date	30 November 2006
Reset Frequency	Monthly
Payment Frequency	Monthly
Day Count	Act/360
Business Days	New York & London
Trade Date	25 October 2006
Settlement Date	30 October 2006
Denominations	US$ 1,000 x 1,000
Price to Public	100.00%
Gross Spread	0.02%
All-in Price	99.98%
Proceeds to Issuer	US$999,800,000.00
CUSIP ISIN	0258M0CQ0 US0258M0CQ02
Agents	Greenwich Capital Markets, Inc. (DTC# 2230) Wachovia Capital Markets, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling toll-free : 1-800-525-5450.